Smart Online Announces Appointment of Interim President and Chief Executive Officer

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—Sept. 12, 2007—Smart Online, Inc. (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, announced that on September 11, 2007, its Board of Directors unanimously appointed David E. Colburn to serve as Smart Online’s Interim President and Chief Executive Officer. Mr. Colburn, who was previously appointed as an independent director to Smart Online’s Board of Directors on May 31, 2007, succeeds Dennis Michael Nouri, who resigned from the Board and has stepped down from his position as President and Chief Executive Officer. Mr. Colburn will also continue to serve as a director. The Board has initiated a search for a permanent President and Chief Executive Officer.

Mr. Colburn has extensive business experience, having previously served as President, Global Manufacturing Industry Practice, Electronic Data Systems, a provider of business and technology solutions, from 2004-2006. In addition, Mr. Colburn’s career also includes serving as president of four different manufacturing and industrial corporations. Mr. Colburn has also served as chairman and on the boards of directors of several automotive industry associations.

“We are pleased that our independent director, David Colburn, has agreed to serve as our Interim President and Chief Executive Officer,” said Jeff LeRose, Smart Online’s non-executive Chairman of the Board. “We are fortunate to have someone of his experience leading the company at this time.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage, and grow their businesses. To learn more, please visit http://www.smartonline.com.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, the risks described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 under the headings “Changes to Internal Control Over Financing Reporting,” “Risks Associated with Our Officers,” Directors, Employees and Stockholders, “Regulatory Risks” and “Risks Associated with the Market for Our Securities,” delays in development schedules, changes in market conditions, product announcements by other companies, Smart Online’s ability to raise capital to increase its sales and marketing budget, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

CONTACT: Smart Online, Inc.
Thomas Furr, 919-765-5000
tfurr@smartonline.com

SOURCE: Smart Online, Inc.